THIS SUPPLEMENTAL AGENCY AGREEMENT is made on this 8th day of August, 2017.

BETWEEN:

(1)	IntelGenx Technologies Corp. (the “Corporation”);

(2)	Desjardins Securities Inc. (the “Lead Agent”);

(3)	Laurentian Bank Securities Inc. (“Laurentian”); and

(4)	Echelon Wealth Partners Inc. (“Echelon” and, collectively with the Lead Agent and Laurentian, the “Agents”).

WHEREAS:

A.

The Agents and the Corporation entered into an agency agreement dated June 28, 2017 (the “Agency Agreement”) in respect of the issue and offer for sale by the Corporation of a minimum of $5,000,000 and a maximum of $10,000,000 aggregate principal amount of Debentures, the whole upon and subject to the terms set forth in the Indenture (the “Offering”).

B.

In connection with the Offering, the Corporation prepared and filed the Final Prospectus and all other necessary documents concurrently with the execution of the Agency Agreement in order to create, authorize and issue the Debentures and to qualify the Debentures for distribution to the public in each of the Qualifying Jurisdictions and has obtained the Final Receipt in respect thereto.

C.

Further in connection with the Offering, the Agents were appointed by the Corporation to act as sole agents to the Corporation to effect the sale of the Debentures on behalf of the Corporation on a best efforts basis to Purchasers in the Qualifying Jurisdictions and, in consideration for such services, the Corporation paid the Agents the Agents’ Fee, the whole as set forth in the Agency Agreement.

D.

Following the execution of the Agency Agreement and the filing of the Final Prospectus, the Corporation issued an aggregate principal amount of $6,838,000 of Debentures at the Offering Price (the “Initial Offering”) on July 12, 2017 (the “Initial Offering Closing Date”) to Purchasers in the Qualifying Jurisdictions.

E.

The Corporation and the Agents wish to complete a supplemental offering of an aggregate principal amount of $762,000 Debentures at the Offering Price (the “Supplemental Offering”) on the date hereof (the “Supplemental Offering Closing Date”) and enter into this supplemental agency agreement (the “Supplemental Agency Agreement”) to reconfirm each party’s rights and obligations under, and the terms and conditions of, the Supplemental Offering.

NOW THEREFORE for good and valuable consideration mutually given and received, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed and declared as follows:

ARTICLE 1
DEFINED TERMS AND SUPPLEMENT TO AGENCY AGREEMENT

This Supplemental Agency Agreement is supplemental to the Agency Agreement, and the Agency Agreement shall henceforth be read in conjunction with this Supplemental Agency Agreement and all the provisions of the Agency Agreement, except only insofar as the same same may be inconsistent with the express provisions hereof, shall apply and shall have the same effect as if all the provisions of the Agency Agreement and of this Supplemental Agency Agreement were contained in one instrument, and the expressions used herein shall have the same meaning as ascribed to the corresponding expressions in the Agency Agreement. All capitalized terms contained in this Supplemental Agency Agreement and not otherwise defined in this Supplemental Agency Agreement (including the recitals hereto) shall have the same meanings given to them in the Agency Agreement.

ARTICLE 2
APPOINTMENT OF AGENTS

The Corporation hereby reconfirms the appointment of the Agents upon and subject to the terms and conditions set forth in the Agency Agreement to continue to act as agents in connection with the Supplemental Offering and the Agents hereby agree to act as agents of the Corporation, to effect the sale of the Debentures pursuant to the Supplemental Offering on behalf of the Corporation on a best efforts basis to Purchasers in the Qualifying Jurisdictions. In consideration for the Agents’ services to the Corporation in connection with the Supplemental Offering, the Corporation agrees to pay the Agents’ on the Supplemental Offering Closing Date the Agents’ Fee equal to 6% of the gross proceeds raised from the sale of the Debentures pursuant to the Supplemental Offering. The Agents agree with the Corporation and each of them that the aggregate Agents’ Fee shall be allocated as follows: (a) 67.5% of the aggregate Agents’ Fee shall be allocated to the Lead Agent; (b) 22.5% of the aggregate Agents’ Fee shall be allocated to Laurentian, and (c) 10.0% of the aggregate Agents’ Fee shall be allocated to Echelon.

ARTICLE 3
CLOSING

The closing of the Supplemental Offering (the “Supplemental Closing”) shall be completed on the Supplemental Offering Closing Date at 8:00 a.m. (Montreal time) or such other time on the Supplemental Offering Closing Date as the Corporation and the Lead Agent may agree upon in writing (the “Supplemental Closing Time”) via electronic means or at the offices of the Corporation’s Counsel in Montreal, or at such other place as the Lead Agent, for and on behalf of itself and the other members of the Selling Group, and the Corporation may agree upon. At or prior to the Supplemental Closing Time, the Corporation shall arrange for an instant deposit of Debentures to or for the account of the Agents with CDS Clearing and Depository Services Inc. (“CDS”) against payment by the Agents to the Corporation of the proceeds from the sale of such Debentures in connection with the Supplemental Offering net of the Agents’ Fee, payable in cash and expenses of the Agents and the other members of the Selling Group payable under Article 7, in lawful money of Canada by wire transfer. The Agents shall contemporaneously deliver a receipt for such Debentures and the Agents’ Fee and expenses.

ARTICLE 4
COVENANTS AND REPRESENTATIONS OF THE AGENTS

The Agents (for and on behalf of the Agents and the other members of the Selling Group) hereby confirm to the Corporation that the covenants of the Agents set forth in Article 4 of the Agency Agreement shall continue to apply in connection with the Supplemental Offering.

ARTICLE 5
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE CORPORATION

The Corporation hereby confirms to the Agents (for and on behalf of the Agents and the other members of the Selling Group) that the covenants of the Corporation set forth in Article 8 of the Agency Agreement shall continue to apply in connection with the Supplemental Offering.

ARTICLE 6
CONDITIONS TO CLOSING

6.1

The obligations of the Agents on the Supplemental Offering Closing Date shall be subject to the performance by the Corporation of its obligations hereunder and the following additional conditions, which conditions the Corporation covenants to exercise its commercially reasonable best efforts to have fulfilled on or prior to the Supplemental Offering Closing Date and which conditions may be waived in writing in whole or in part by the Agents:

(a)

Necessary Filings: the Corporation will have made or obtained the necessary filings, approvals, consents and acceptances to or from, as the case may be, the Securities Commissions, the SEC and the TSXV (subject to the Standard Listing Conditions) required to be made or obtained by the Corporation in connection with the Supplementary Offering, on terms which are acceptable to the Corporation and the Agents, acting reasonably, prior to the Supplemental Offering Closing Date, it being understood that the Agents will do all that is reasonably required to assist the Corporation to fulfil this condition;

(b)

TSXV Acceptance: the Debentures issued and sold pursuant to the Supplemental Offering, including the underlying Common Shares, will have been accepted for listing by the TSXV, subject only to the satisfaction by the Corporation of Standard Listing Conditions;

(c)

Board Authorization: the Corporation’s board of directors will have authorized and approved this Supplemental Agency Agreement, the sale and issuance of the Debentures pursuant to the Supplemental Offering and the issuance of Common Shares upon the conversion of the Debentures issued and sold pursuant to the Supplemental Offering, and all matters relating to the foregoing;

(d)

Legal Opinions: the Agents shall have received at the Supplemental Closing Time a customary legal opinion from the Corporation’s Canadian Counsel and the Corporation’s U.S. Counsel (or other local counsel to the Corporation, as applicable) covering the laws of the Qualifying Jurisdictions and U.S. federal securities laws, addressed to the Agents and the Selling Group Members, in which counsel may rely as to matters of fact, on certificates of the Corporation’s officers and other documentation standard for legal opinions in transactions of a similar nature, in form and substance acceptable to the Agents, acting reasonably, with respect to the following matters with such opinions being subject to usual and customary assumptions and qualifications, including the qualifications set out below:

(i)

the Corporation being a corporation incorporated and existing under the laws of Delaware and having all requisite corporate power and capacity to enter into this Supplemental Agency Agreement and to perform its obligations hereunder;

(ii)	the Corporation is a reporting issuer or the equivalent in each of the Qualifying Jurisdictions and not in default under the Securities Laws in the Qualifying Jurisdictions;

(iii)	the authorized share capital of the Corporation;

(iv)

the Corporation having all necessary corporate power and capacity: (i) to execute and deliver this Supplemental Agency Agreement and perform its obligations under this Supplemental Agency Agreement, and (ii) to create and issue the Debentures issued and sold pursuant to the Supplemental Offering and to issue the Common Shares upon conversion of the Debentures issued and sold pursuant to the Supplemental Offering in accordance with the terms of the Indenture;

(v)

all necessary corporate action having been taken by the Corporation to authorize the execution and delivery of this Supplemental Agency Agreement and the performance of its obligations hereunder and as to the Supplemental Agency Agreement having been duly authorized, executed and delivered on behalf of the Corporation, and constituting a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, subject to standard assumptions and qualifications;

(vi)

the Common Shares issuable upon the conversion of the Debentures issued and sold pursuant to the Supplemental Offering have been validly reserved for issuance by the Corporation and, upon the payment of the exercise price therefor and the issue thereof, the Common Shares will be validly issued as fully paid and non-assessable Common Shares;

(vii)

the execution and delivery of this Supplemental Agency Agreement, the performance by the Corporation of its obligations hereof and the issuance, sale and delivery of the Debentures pursuant to the Supplemental Offering and the issuance of the Common Shares on conversion of the Debentures issued and sold pursuant to the Supplemental Offering does not and will not (as the case may be) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, whether after notice or lapse of time or both (i) the provisions of the applicable laws of the jurisdiction of incorporation of the Corporation, and (ii) the constating documents and by-laws of the Corporation;

(viii)

all necessary documents having been filed, all requisite proceedings having been taken and all approvals, permits, authorizations and consents of the appropriate regulatory authority in each of the Qualifying Jurisdictions (and, if applicable, the other Selling Jurisdictions) having been obtained by the Corporation to qualify the distribution of the Debentures issued and sold pursuant to the Supplemental Offering and the issuance of the Common Shares upon conversion of the Debentures issued and sold pursuant to the Supplemental Offering in accordance with the terms thereof in each of the Qualifying Jurisdictions (and, if applicable, the other Selling Jurisdictions) through or to investment dealers or brokers registered under the applicable securities laws who have complied with the relevant provisions of such applicable securities laws and the terms of such registrations; and

(ix)	the Debentures issued and sold pursuant to the Supplemental Offering and the underlying Common Shares having been accepted for listing on the TSXV, subject to the Standard Listing Conditions;

(e)

Bring Down Auditors’ Comfort Letter: the Agent shall have received at the Supplemental Closing Time a letter dated the Supplemental Offering Closing Date from the Corporation’s Auditors addressed to the Agents, the Corporation and the directors of the Corporation, in form and substance satisfactory to the Agent and Agents’ Counsel, acting reasonably, confirming the continued accuracy of the comfort letter to be delivered to the Agents pursuant to Section 2.5(b) of the Agency Agreement with such changes as may be necessary to bring the information in such letter forward to within two Business Days of the Supplemental Offering Closing Date, which changes shall be acceptable to the Agent and Agents’ Counsel, acting reasonably;

(f)

Corporate Certificate: the Agent shall have received at the Supplemental Closing Time certificates dated the Supplemental Offering Closing Date, signed by an appropriate officer of the Corporation addressed to the Agents and the Selling Group Members, with respect to: (i) the articles and by-laws of the Corporation, and (ii) the authorizing resolutions relating to the distribution of the Debentures issued and sold pursuant to the Supplemental Offering in each of the Qualifying Jurisdictions, allotment, issue (or reservation for issue) and sale of the Debentures issued and sold pursuant to the Supplemental Offering and the underlying Common Shares, and the authorization, execution and delivery of this Supplemental Agency Agreement and the other agreements and transactions contemplated by this Agreement;

(g)

Closing Certificate: the Agents shall have received at the Supplemental Closing Time a certificate or certificates dated the Supplemental Offering Closing Date, and signed on behalf of the Corporation by two senior officers of the Corporation addressed to the Agents and the Selling Group Members certifying for and on behalf of the Corporation, after having made due enquiry and after having carefully examined the Prospectus, that:

(i)

the Corporation has duly complied with all covenants and satisfied in all material respects all the terms and conditions in this Supplemental Agency Agreement on its part to be performed or satisfied at or prior to the Supplemental Closing Time;

(ii)

no order, ruling or determination having the effect of suspending the sale or ceasing, suspending or restricting the trading of the Debentures or any other securities of the Corporation in the United States or any of the Qualifying Jurisdictions (or, if applicable, the other Selling Jurisdictions) has been issued or made by any stock exchange, securities commission or regulatory authority and is continuing in effect and no proceedings, investigations or enquiries for that purpose have been instituted, are pending or, to the knowledge of such officers, are contemplated or threatened under Securities Laws or by any other regulatory authority;

(iii)

other than the Offering and the Supplemental Offering, there has been no material change or change in a material fact contained in the Prospectus, the U.S. Final Prospectus or any Supplementary Material which fact or change is or may be, of such a nature as to result in a misrepresentation in the Prospectus, the U.S. Final Prospectus or any Supplementary Material or which would result in the Prospectus not complying with applicable Canadian Securities Laws or the U.S. Final Prospectus or Registration Statement not complying with applicable requirements of the U.S. Securities Act; and

(iv)

the representations and warranties of the Corporation contained in the Agency Agreement are true and correct in all material respects (except for representations and warranties subject to a materiality qualification, which are true and correct in all respects) as of the Supplemental Closing Time, with the same force and effect as if made at and as of the Supplemental Closing Time (other than those which are in respect of a specific date, which shall be accurate in all material respects as of such date), after giving effect to the transactions contemplated by this Supplemental Agency Agreement;

and the statements in such certificate or certificates shall be true and accurate in all material respects. Any certificate signed by any officer on behalf of the Corporation and delivered to the Agents or Agents’ Counsel in connection with the Supplemental Offering shall be deemed to be a representation and warranty by the Corporation as to matters covered thereby to the Agents; and

(h)

Transfer Agent Certificate: the Agents and the Selling Group Members shall have received at the Supplemental Closing Time a certificate from the Transfer Agent dated the Supplemental Offering Closing Date and signed by an authorized officer of the Transfer Agent, confirming the issued share capital of the Corporation.

ARTICLE 7
EXPENSES

The Corporation shall pay all expenses of or incremental to the Supplemental Offering, including, but not limited to: (a) the costs of the Corporation’s counsel, auditors and other advisors, (b) the costs of printing, filing fees, stock exchange fees and similar incidental expenses, (c) the reasonable fees of the Agents’ legal counsel plus reasonable disbursements and applicable taxes, and (d) the reasonable pre-approved “out of pocket” expenses of the Agents. The Agents’ expenses, including the fees and disbursements of its counsel, shall be payable on the Supplemental Offering Closing Date, subject to the prior receipt of appropriate supporting documentation by the Corporation.

All or part of the amount payable under this Agreement may be subject to the federal Goods and Services Tax, Harmonized Sales Tax and/or applicable provincial sales tax (collectively, “Tax”). Where Tax is applicable, an additional amount equal to the amount of Tax owing or paid will be charged to the Corporation.

ARTICLE 8
GENERAL

8.1	Time shall be of the essence of this Supplemental Agency Agreement.

8.2	This Supplemental Agency Agreement shall be governed by and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.

8.3	All funds referred to in this Supplemental Agency Agreement shall be in Canadian dollars unless otherwise stated herein.

8.4

Unless herein otherwise expressly provided, any notice, request, direction, consent, waiver, extension, agreement or other communication that is required to or may be given or made hereunder shall be in and shall be sufficiently given if delivered personally, or via email to such party, as follows:

(a)	in the case of the Corporation:

IntelGenx Technologies Corp.
6425 Abrams
Ville St. Laurent, Québec, H4S 1X9

Attention:	André Godin
Email:	andre@intelgenx.com

with a copy (for information purposes only and not to constitute notice) to:

McCarthy Tétrault LLP
1000, De La Gauchetière Street West
Montréal, Québec H3B 0A2

Attention:	Philippe Leclerc and Fraser Bourne
Email:	pleclerc@mccarthy.ca and fbourne@mccarthy.ca

and

Dorsey & Whitney LLP
TD Canada Trust Tower
Brookfiled Place, 161 Bay Street, Suite 4310
Toronto, Ontario M5J 2S1

Attention:	Richard Raymer
Email:	raymer.richard@dorsey.com

(b)	in the case of the Agents and the Selling Group Members:

Desjardins Securities Inc. 1170 Peel Street, Suite 300 Montreal, Québec H3B 0A9

Attention:	Frédéric Beausoleil
Email:	frederic.beausoleil@desjardins.com

with a copy (for information purposes only and not to constitute notice) to:

Osler, Hoskin & Harcourt LLP
1000 De La Gauchetière Street West, Suite 2100
Montreal, Québec
H3B 4W5

Attention:	François Paradis
Email:	fparadis@osler.com

Any such notice, direction or other instrument, if delivered personally, shall be deemed to have been given and received on the day on which it was delivered, provided that if such day is not a Business Day then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following such day and if transmitted by fax or email, shall be deemed to have been given and received on the day of its transmission, provided that if such day is not a Business Day or if it is transmitted or received after the end of normal business hours then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following the day of such transmission.

Any party hereto may change its address for service from time to time by notice given to each of the other parties hereto in accordance with the foregoing provisions.

8.5

If any provision of this Supplemental Agency Agreement shall be adjudged by a competent authority to be invalid or for any reason unenforceable in whole or in part, such invalidity or unenforceability shall not affect the validity, enforceability or operation of any other provision of this Supplemental Agency Agreement and such void or unenforceable provision shall be severable from this Supplemental Agency Agreement.

8.6

Except as required by law or as deemed necessary to the Corporation in connection with legal or regulatory proceedings, the written or verbal advice or opinions of the Agents and the Selling Group Members, including any background or supporting materials or analysis, will not be publicly disclosed or referred to or provided to any third party by the Corporation without the prior written consent of the Agents (for and on behalf of the Agents and the Selling Group Members), in each specific instance such consent not to be unreasonably withheld. The Agents (for and on behalf of the Agents and the Selling Group Members) expressly disclaim any liability or responsibility by reason of any unauthorized use, publication, distribution of or reference to any written or verbal advice or opinions or materials provided by the Agents or the Selling Group Members or any unauthorized reference to the Agents, the Selling Group Members or this Agreement.

8.7

The Corporation agrees that the Agents and the Selling Group Members may, subsequent to the announcement of the Supplemental Offering, make public its involvement with the Corporation in the Supplemental Offering, including the right of the Agents or the Selling Group Members, as applicable, at its own expense to, following completion of the Supplemental Offering, place advertisements describing its services to the Corporation in financial, news or business publications.

8.8

The Corporation acknowledges that it has retained the Agents under this Supplemental Agency Agreement and the Agency Agreement solely to provide the services set forth in such agreements. In rendering such services, the Agents will act as independent contractors, and the Agents owe their duties arising out of this Supplemental Agency Agreement and the Agency Agreement solely to the Corporation and to no other person. The Corporation acknowledges that nothing in this Supplemental Agency Agreement or the Agency Agreement is intended to create duties to the Corporation beyond those expressly provided for in this Supplemental Agency Agreement and the Agency Agreement, and the Agents, the Selling Group Members and the Corporation specifically disclaim the creation of any partnership, joint venture, fiduciary, agency or non- contractual relationship between, or the imposition of any partnership, joint venture, fiduciary, agency or non- contractual duties on, either party. Except as set out in Article 11 of the Agency Agreement, nothing in this Supplemental Agency Agreement or the Agency Agreement is intended to confer upon any other person any rights or remedies under this Supplemental Agency Agreement and the Agency Agreement or by reason of this Supplemental Agency Agreement and the Agency Agreement. For greater certainty, the Agents and the Selling Group Members will not provide any legal, tax, accounting or regulatory advice, either pursuant to this Supplemental Agency Agreement or the Agency Agreement or otherwise. The Corporation will be solely responsible for engaging and instructing such legal, tax, accounting and regulatory professionals as it deems necessary for purposes of the subject matter of this Supplemental Agency Agreement and the Agency Agreement.

8.9

This Supplemental Agency Agreement may be executed by any one or more of the parties to this Supplemental Agency Agreement by facsimile or electronic transmission and in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

8.10

This Supplemental Agency Agreement and the Agency Agreement shall constitute the entire agreements between the parties with respect to the subject matter of this Supplemental Agency Agreement and the Agency Agreement and shall not be changed, modified or rescinded, except in writing signed by the parties.

8.11

The parties hereto have required that this agreement and all documents and notices related thereto and/or resulting therefrom be drawn up in English only. Les parties aux présentes ont exigé que la présente convention ainsi que tous les documents et avis qui s’y rattachent et/ou découleront soient rédigés en langue anglaise seulement.

[Signature page follows]

Would you kindly confirm the agreement of the Corporation to the foregoing by executing this Agreement and thereafter returning such executed copy to the Agents.

Yours truly,

DESJARDINS SECURITIES INC.		LAURENTIAN BANK SECURITIES INC.

By:	(s) Frédéric Beausoleil	By:	(s) Mathieu Seguin
	Name Frédéric Beausoleil		Name: Mathieu Seguin
	Title: Director, Investment Banking		Title: Director, Investment Banking

ECHELON WEALTH PARTNERS INC.

By:	(s) David Cusson
Name: David Cusson
Title: Chief Executive Officer

Accepted and agreed to as of the date first written above.

INTELGENX TECHNOLOGIES INC.

By:	(s) Horst G. Zerbe
	Name:	Dr. Horst G. Zerbe
	Title:	President and Chief Executive
Officer